EXHIBIT 99.1

1PM Industries Launches Line of "Cannabidiol" (CBD) Supplements and Buzz Killtm

Beverly Hills, California, March 4, 2016 – 1PM Industries, Inc. (OTC: OPMZ) announced today that the Company has launched a hemp cannabidiol (CBD) division with the launch of its CBD wellness supplements.

The Company's CBD product line is made from industrial hemp grown in Europe and is legally available in all 50 states. The Company will be able to market the CBD line through traditional media mediums such as television and print. Most of the CBD products currently being sold contain detectable levels of THC; however, the Company's CBD product line contain undetectable levels of THC. As a result, the Company may market its product not only to dispensaries but nationwide. In fact, Hemp Oil products can be found in Whole Foods and other large retailers.

"Even though CBD is now legal in the 50 states and 42 countries, the FDA is currently preventing companies like us from marketing its medicinal qualities outside of a dispensary," said Joseph Wade, 1PM Industries CEO. "Thankfully, media events like Dr. Sanjay Gupta's CNN Special Report 'WEED' brought national attention to how cannabis products are being used to treat cancer, seizures, multiple sclerosis (MS), glaucoma, pain and other ailments. It was a big victory, but it's still not clear to the public that there are better ways to get CBD than through smoking THC-rich marijuana. That is why we are producing and advocating pure CBD products."

"There is extraordinary confusion about the differences between CBD and medical marijuana, and we know that a first step in educating the public is to create products that take smoking and THC out of the picture," said Wade. "1PM Industries is all about providing CBD supplements that can be taken as a liquid shot or consumed in various products. It's a step towards helping CBD become a mainstream wellness supplement like fish oil."

The Company is launching the following products:

•	50 mg and 100mg CBD versions of its Multiple Award Winning Cookie Spread
•	CBD Shots
•	BuzzKill which contains 50Mg on CBD

Cookie Spread: The Company started selling its CBD infused Cookie Spread in February 2016 and has received orders from dispensaries.

CBD Shots: The Company will be launching its 1.9 ounce CBD shots in 50mg and 100mg levels and will be available in Strawberry Soda and Mango Soda flavors. "It has some amazing anti-pain, anti-inflammatory, anti-anxiety benefits, but without any kind of high," Wade said. "It doesn't put you to sleep. It calms you down. It allows you to deal with things.

BuzzKill: BuzzKill provides protection against the high associated from THC. If you need to reduce the intoxicating effects of THC, such as psychoactive effect, memory impairment and paranoia.  This is achieved through its proprietary blend and a high dose of CBD. Samples have been sent out and the Company will begin accepting orders for BuzzKill March 15, 2016.

Product Development: Due to requests from dispensaries the Company has begun developing THC and THC/CBD shots. These shot will be available in the flowing flavors: Strawberry Mojito, Mango Margarita and Pina Colada.

About 1PM Industries.

1PM Industries is a Colorado corporation. The Company's business focuses on the sale and distribution of medical marijuana under the brand award winning Von Baron Farms.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts:

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com